Exhibit 10.1

THIRD AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BETWEEN

SILVER POINT SPECIALTY LENDING FUND

AND

SILVER POINT SPECIALTY CREDIT FUND MANAGEMENT, LLC

Agreement made this 1st day of April, 2023, by and between SILVER POINT SPECIALTY LENDING FUND, a Maryland statutory trust (the “Fund”), and SILVER POINT SPECIALTY CREDIT FUND MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a Maryland statutory trust that operates as a closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund and the Adviser are parties to that certain Investment Advisory Agreement dated as of July 1, 2015, as amended and restated on December 20, 2019, and on March 25, 2022 (as so amended and restated, the “Original Agreement”), and they wish to amend and restate the Original Agreement in its entirety, as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Definitions.

Certain capitalized terms used herein are defined in Annex A to this Agreement.

2.	Duties of the Adviser.

(a) The Fund hereby engages the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the board of trustees of the Fund (the “Board of Trustees” and each member thereof a “Trustee”), if any, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in any registration statements filed by the Fund with the Securities and Exchange Commission (the “SEC”); (ii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s organizational documents, as the same may be amended or superseded from time to time; and (iii) in accordance with the Investment Company Act, each Shareholder Agreement for so long as they remain in effect and such policies and instructions as the Board of Trustees, if any, may establish. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, source, research, evaluate and negotiate the structure of the investments made by the Fund; (iii) close and monitor the Fund’s investments;

(iv) determine the securities and other assets that the Fund will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Fund and its portfolio companies, as required. The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to directly or indirectly (including through any subsidiary of the Fund (a “Subsidiary”)) acquire debt financing, the Adviser will arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board of Trustees, if any. If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act. The authority of the Adviser conferred pursuant to this Agreement shall apply equally in respect of any controlled Subsidiary.

(b) The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Adviser and the Fund. The Adviser shall be responsible for any compensation payable to any Sub-Adviser. Nothing in this subsection 2(c) will obligate the Adviser to pay any expenses that are the expenses of the Fund under Section 3 hereof. For so long as the Fund is regulated under the Investment Company Act, any sub-advisory agreement entered into by the Adviser shall be subject to approval by the Board of Trustees as required by Section 15 of the Investment Company Act and shall otherwise be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(e) For any period during which the Fund is regulated under the Investment Company Act, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Fund’s portfolio transactions and shall render to the Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request; provided that the Adviser may retain a copy of such records.

3.	Fund’s Responsibilities and Expenses Payable by the Fund.

(a) All personnel of the Adviser, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund, except as provided below.

(b) The Fund will bear all other costs and expenses of its investment activities, operations, administration, transactions, meetings or liquidation, including, without limitation, legal, accounting, tax, auditing, consulting and other professional expenses (including, without limitation, expenses relating to establishing reputation and public relations in connection with self-sourced lending or other financial transactions); the Management Fee (as defined below) and Incentive Compensation (as defined below); professional liability insurance (including costs relating to directors’ and officers’ liability insurance and errors and omissions insurance); research and market data expenses; interest on indebtedness; custodial fees; bank service fees; investment-related fees and expenses (such as third-party sourcing fees, fees and expenses of legal and other professionals, due diligence expenses and travel, lodging and meal expenses) related to the analysis, purchase or sale of investments, whether or not the investments are consummated; expenses related to special purpose vehicles (including, without limitation, overhead expenses related thereto); interest payable on debt, if any, incurred to finance the Fund’s investments; other expenses related to the purchase, monitoring, sale, settlement, custody or transmittal of Fund assets (directly or through trading Affiliates) as will be determined by the Adviser (or an Affiliate thereof, as applicable) in its sole discretion (including costs associated with systems and software used in connection with investment-related activities); costs of reporting to investors and investor meetings; administration fees and expenses charged by any third-party provider of administration services; entity-level taxes; expenses relating to the offer, transfer, sale and marketing of interests in the Fund, including with respect to a Liquidity Event; organizational fees and expenses of the Fund or any Subsidiary (including legal, accounting, consulting, filing and other direct organizational costs); filing fees and expenses; federal and state registration fees and expenses; regulatory and compliance fees and expenses of the Fund (including with respect to any registration activities of the Fund); costs of winding up and liquidating the Fund; costs associated with ensuring compliance with the applicable BDC and regulated investment company (“RIC”) requirements under the Investment Company Act and the U.S. Internal Revenue Code of 1986, as amended (the “Code”); costs incurred in connection with the organization of, and transfer of assets to, a private investment vehicle; and other expenses associated with the operation of the Fund and its investment activities, including extraordinary expenses such as litigation, workout and restructuring and indemnification expenses, if any. For the avoidance of doubt, the Fund will also bear its allocable share (based on invested capital) of any of the foregoing expenses incurred by any Subsidiary.

(c) The Fund will also be responsible for the costs of the offering of common shares and other securities, including, but not limited to, costs and expenses relating to distributions paid to investors; costs of effecting sales and repurchases of the Fund’s securities; allocated costs incurred by the Adviser or its Affiliate in providing managerial assistance to those companies in which the Fund has invested who request it; transfer agent fees; fees and expenses paid to the Fund’s independent trustees (including expenses and costs related to meetings of the independent trustees); costs of preparing and filing reports with the SEC and other Fund reporting and compliance costs, including registration and listing fees; the Fund’s allocable portion of the fidelity bond; the costs of reports, proxy statements or other notices to investors, including printing and mailing costs; the costs of any stockholders’ meetings and communications; expenses payable under any underwriting agreement, including associated fees, expenses and any indemnification obligations; and all other expenses incurred by the Fund in connection with maintaining its status as a BDC. In addition, the Fund will reimburse the Adviser or its Affiliates, as applicable, for all costs and expenses incurred in connection with administering the Fund’s business including out of pocket expenses (including travel, lodging and meals), the Fund’s allocable portion of the Adviser’s or any affiliated Administrator’s (as defined below) overhead expenses in performing its obligations under this Agreement or any administration agreement with one or more Administrators (each, an “Administration Agreement”), as applicable, including rent and the allocable portion of the compensation paid by the Adviser or its Affiliates, as applicable, to the Fund’s Chief Compliance Officer and Chief Financial Officer and their respective staffs (based on the percentage of time such individuals devote, on an estimated basis, to the business affairs of the Fund), third-party software licensing, implementation, data management and recovery services and custom development costs.

(d) To the extent that expenses to be borne by the Fund are paid by the Adviser and/or one or more administrators of the Fund (each, together with any successor thereto, an “Administrator”), the Fund will reimburse the Adviser and/or such Administrator(s), as applicable, for such expenses, it being understood that the administrative services contemplated by this Section 3 may be performed by the Adviser or any of its Affiliates, one or more third-party Administrators, or a combination thereof.

4.	Compensation of the Adviser.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) and incentive compensation (“Incentive Compensation”) as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Fund may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer or waive all or a portion of its fees hereunder for a specified period of time.

(a)	The Management Fee shall be payable as follows:

(i)

The Management Fee shall be payable by the Fund to the Adviser in arrears, calculated and payable on the last day of each calendar quarter and shall equal 0.75% per annum of the Limited Partners’ aggregate net capital contributions. If the Fund commences winding up in connection with the expiration of the Fund’s term, the Management Fee will be payable until the final termination of the Fund following the complete Realization of the Fund’s investments.

(ii)	The Management Fee for any partial month or quarter will be appropriately prorated.

(b) Incentive Compensation shall have two components, an income component (“Income Incentive Compensation”) and a capital gains component (“Capital Gains Incentive Compensation”), and shall be payable as follows:

(i)

Income Incentive Compensation. Income Incentive Compensation will be calculated and payable to the Adviser quarterly in arrears based on the Pre-Incentive Compensation Net Investment Income generated by the Fund. For this purpose, “Pre-Incentive Compensation Net Investment Income” means interest income, dividend income and any other income accrued or earned by the Fund during the calendar quarter, minus the Fund’s operating expenses for the quarter (including Management Fee, expenses payable under any Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding Incentive Compensation). Pre-Incentive Compensation Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero-coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Compensation Net Investment Income also includes net interest income, if any, from derivative financial instruments or swaps on a look-through basis as if the Fund owned the reference assets directly (where such net interest income is defined as the difference between (A) the interest income and fees received in respect of the reference assets of the derivative financial instrument or swap and (B) the interest expense or financing charges paid by the Fund to the derivative or swap counterparty). Pre-Incentive Compensation Net Investment Income does not include any realized capital gains, realized capital losses and unrealized capital appreciation or depreciation.

Income Incentive Compensation, if any, will be calculated and paid quarterly in arrears based on a percentage of the amount by which Pre-Incentive Compensation Net Investment Income in respect of the current calendar quarter and the eleven preceding calendar quarters beginning with the calendar quarter that commences on July 1, 2015 (or the appropriate portion thereof in the case of the Fund’s first eleven calendar quarters that commence on July 1, 2015) (in either case, the “Trailing Twelve Quarters”) exceeds the Hurdle Rate Amount (as defined below) in respect of the Trailing Twelve Quarters. The “Hurdle Rate Amount” will be determined on a quarterly basis, and will be calculated by multiplying 1.75% (7.00% annualized) by the value of the Fund’s net assets (total assets less indebtedness) at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The amount of Income Incentive Compensation that will be paid to the Adviser for a particular calendar quarter will equal the excess, if any, of the Income Incentive Compensation so calculated less the aggregate Income Incentive Compensation that was paid to the Adviser in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters.

Income Incentive Compensation for each calendar quarter will be calculated as follows:

(A)	No amount in any calendar quarter in which the Fund’s Pre-Incentive Compensation Net Investment Income for the Trailing Twelve Quarters does not exceed the Hurdle Rate Amount;

(B)

100% of the Fund’s Pre-Incentive Compensation Net Investment Income for the Trailing Twelve Quarters, if any, that exceeds the Hurdle Rate Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 2.0588% (8.2353% annualized) and the value of the Fund’s net assets (total assets less indebtedness) at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters; and

(C)

For any calendar quarter in which the Fund’s Pre-Incentive Compensation Net Investment Income for the Trailing Twelve Quarters exceeds the Catch-Up Amount, 15% of the amount of the Fund’s Pre-Incentive Compensation Net Investment Income, if any, that exceeds the Catch-Up Amount for such Trailing Twelve Quarters.

These calculations shall be appropriately adjusted for any share issuances or repurchases during the quarter (based on the actual number of days elapsed relative to the total number of days in such calendar quarter) and shall be appropriately prorated for any period of less than three months.

If the Fund commences winding up in connection with the expiration of the Fund’s term, the Income Incentive Compensation will be payable until the final termination of the Fund following the complete Realization of the Fund’s investments and the termination date will be treated as though it were a quarter-end for purposes of calculating and paying the final Income Incentive Compensation.

(ii)

Capital Gains Incentive Compensation. The Capital Gains Incentive Compensation will be paid by the Fund to the Adviser pursuant to the terms hereof, will be determined and payable in arrears as of the end of each calendar year and will equal 15% of the Fund’s Cumulative Capital Gains (as defined below), if any, from inception of the Fund through the end of each calendar year, less the amount of any previously paid Capital Gains Incentive Compensation for prior periods (including any such amounts allocated to the Fund’s General Partner prior to Conversion in accordance with the Partnership Agreement and treating any Incentive

Compensation waived or reduced with respect to any SP Persons or other Limited Partner since the Initial Closing as having been previously paid). For this purpose, “Cumulative Capital Gains” means, on any relevant date, cumulative realized capital gains, less the sum of (a) cumulative realized capital losses and (b) cumulative unrealized capital depreciation on investments, in each case as of such date.

For purposes of computing the Capital Gains Incentive Compensation, the calculation methodology will look through derivative financial instruments or swaps as if the Fund owned the reference assets directly. Therefore, on a look-through basis, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the Capital Gains Incentive Compensation.

If the Fund commences winding up in connection with the expiration of the Fund’s term, the Capital Gains Incentive Compensation will be payable until the final termination of the Fund following the complete Realization of the Fund’s investments and the termination date will be treated as though it were a calendar year-end for purposes of calculating and paying the final Capital Gains Incentive Compensation.

5.	Transaction Fees

(a) If the Adviser or its Affiliates or their respective officers, directors, partners, members, shareholders or employees (other than the Fund or any Subsidiary) receive any compensation in the form of directors’ fees, transaction fees, monitoring fees, financial advisory fees, investment management fees, origination fees, arrangement fees, commitment fees, broken deal fees and other fees for similar or related services and any other compensation in connection with lending or other financial transactions or investments (including, without limitation, acquisitions, dispositions, recapitalizations and restructurings), the portion of such compensation ratably attributable to investments made (or, in the case of broken deal fees, proposed) either directly by the Fund or indirectly through a Subsidiary will be paid to the Fund (or such Subsidiary, as applicable).

(b) Any fees received by the Adviser or its Affiliates in connection with or arising from providing administrative, collateral management or similar or related services in respect of lending or other financial transactions or investments will be retained by the Adviser and will not be applied as an offset to the Management Fee, it being understood that, in the event that any expenses incurred by the Adviser or its Affiliates in connection with the provision of the foregoing services are charged to the Fund (or a Subsidiary) as a Fund expense, the portion of such compensation ratably attributable to such expenses will be paid to the Fund.

6.	Covenants of the Adviser.

(a) The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, including, but not limited to, the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(b) The Adviser further covenants that it will maintain its registration as an investment adviser under the Advisers Act at all times that the Adviser is required by applicable law or regulation to be registered.

7.	Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay any broker-dealer or other member of a national securities exchange (a “Broker-Dealer”) an amount of commission for effecting a securities transaction in excess of the amount of commission another Broker-Dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as overall cost of the transaction (including the applicable brokerage commission or dealer spread); the size and type of the transaction; the nature of the market for the financial instrument; execution capability, speed and efficiency; market intelligence regarding the transaction; the extent to which the Broker-Dealer makes a market in the financial instrument involved or has access to such markets; the Broker-Dealer’s financial stability; the Broker-Dealer’s reputation for diligence, fairness and integrity; quality of service rendered by the Broker-Dealer in other transactions for the Adviser; confidentiality considerations; the quality and usefulness of research services and investment ideas presented by the Broker-Dealer; the Broker-Dealer’s willingness to correct errors; the Broker-Dealer’s ability to accommodate any special execution or order handling requirements in connection with any particular transaction; and other factors deemed appropriate by the Adviser.

8.	Limitations on the Activities of the Adviser.

The services of the Adviser to the Fund are not exclusive, and the Adviser and each of its Affiliates may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund and nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law); provided that the foregoing shall be without prejudice to the obligations of the Adviser and its Affiliates pursuant to the provisions of each Shareholder Agreement. So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Fund, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and/or shareholders of the Fund are or may become interested in the Adviser and its Affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its Affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

9.	Responsibility of Dual Trustees, Officers and/or Employees.

If any person who is a member, manager, partner, officer or employee of the Adviser or any of its Affiliates is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such member, manager, partner, officer and/or employee of the Adviser or such Affiliate shall be deemed to be acting in such capacity solely for the Fund, and not as a member, manager, partner, officer or employee of the Adviser or such Affiliate or under the control or direction of the Adviser or such Affiliate, even if paid by the Adviser or such Affiliate.

10.	Exculpation; Indemnification; Advancement of Expenses.

(a) None of the Adviser, its Affiliates, and their respective directors, officers, partners, members, shareholders, “controlling persons” (as defined under the Investment Company Act), employees, agents, consultants and representatives (collectively, the “Covered Persons”) will be liable to the Fund for (i) any act taken or failed to be taken by any such Covered Person except for any such act or failure to act that constitutes (x) Disabling Conduct (as defined below), (y) a knowing and material breach of this Agreement, the Declaration of Trust or any Shareholder Agreement, that has not been cured within thirty (30) days or (z) a violation of the antifraud provisions of any U.S. federal securities law, in each case, as finally determined by a court of competent jurisdiction or (ii) any mistake, negligence, misconduct or bad faith of any broker or other agent or representative of the Fund selected or employed by the Board of Trustees or the Adviser or their Affiliates in good faith. Notwithstanding anything to the contrary in this Section 10 (except as provided in Section 10(f)), any Covered Person may consult with legal counsel and accountants in respect of Fund affairs and shall be fully protected and justified in taking or refraining from any action in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants selected in good faith for purposes of exculpation and indemnification contemplated herein (irrespective of any judicial determination regarding the conduct of such Covered Person).

(b) To the fullest extent permitted by law, the Fund shall indemnify and hold harmless the Covered Persons from and against all claims, damages, liabilities, costs and expenses, including legal fees (“Indemnifiable Items”), to which they may be or become subject by reason of their activities on behalf of the Fund, or otherwise relating to this Agreement, except (i) to the extent that such Indemnifiable Items were incurred as a result of such Covered Person’s (x) Disabling Conduct, (y) knowing and material breach or violation of this Agreement, the Declaration of Trust or any Shareholder Agreement, that has not been cured within thirty (30) days or (z) violation of the antifraud provisions of any U.S. federal securities law, in each case, as finally determined by a court of competent jurisdiction, (ii) with respect to any Indemnifiable Items that arise out of any action, suit or proceeding solely among the Adviser and/or its Affiliates and their respective directors, officers, partners, members, shareholders and employees and (iii) to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by a tribunal of competent jurisdiction) with respect to the receipt of compensation for services to the extent the Fund elects to be regulated as a BDC under the Investment Company Act. The termination of any proceeding by settlement, judgment, order, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person’s conduct constituted Disabling Conduct, a knowing and material breach or violation of this Agreement or the Declaration of Trust that has not been cured within thirty (30) days or a violation of the antifraud provisions of any U.S. federal securities law. “Disabling Conduct” shall mean fraud, willful misfeasance or gross negligence as finally determined by a court of competent jurisdiction.

(c) Expenses (including attorneys’ fees) incurred by a Covered Person in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Fund prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person to repay the amount advanced to the extent that it shall be determined ultimately that such Covered Person is not entitled to be indemnified hereunder; provided that no advances shall be made by the Fund in respect of any action, suit or proceeding against a Covered Party initiated by the Fund shareholders (other than SP Persons) holding more than 50% of the Fund’s common shares and bringing substantially similar claims under their respective Shareholder Agreements. For the avoidance of doubt, in the event any such Covered Person is not finally determined to have engaged in Disabling Conduct, a knowing and material breach or violation of this Agreement, the Declaration of Trust or any Shareholder Agreement that has not been cured within thirty (30) days or a violation of the antifraud provisions of any U.S. federal securities laws, in each case, by a court of competent jurisdiction, the indemnification provision described in Section 10(b) will apply. The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall be extended to such Covered Person’s successors, assigns and legal representatives.

(d) In the event that (i) a Covered Person is appointed to serve as a manager, director or officer of the issuer of any Portfolio Investment, or is otherwise authorized to act on behalf of such issuer and (ii) such Covered Person is entitled to seek indemnification from such issuer pursuant to a written agreement with such issuer entered into after the Initial Closing (a “Written Agreement”) or pursuant to such issuer’s articles of incorporation, bylaws, partnership agreement, limited liability company agreement or other constitutive documents, the Adviser will endeavor to ensure that any such Written Agreement shall provide that the indemnification obligations of such issuer are primary and the indemnification obligations of the Fund are secondary. Any Covered Person meeting the criteria described in clauses (i) and (ii) above (a “Representative”) entitled to indemnification from the Fund in connection with Indemnifiable Items arising from such Representative’s activities in such capacity shall use reasonable efforts to first seek recovery under any other indemnity or any insurance policies by which such Representative is indemnified or covered (other than pursuant to terms of the operating agreements of the Adviser and its Affiliates), as the case may be, but only to the extent that the indemnitor with respect to such indemnity, or insurer with respect to such insurance policy, provides such indemnity or coverage on a timely basis. Prior to making an indemnification payment or providing advancement of expenses pursuant to this Section 10 to a Representative that is also entitled to indemnification from an issuer of a Portfolio Investment or insurance policy, the Adviser shall require such Representative to agree that it shall (x) cause the Fund to be subrogated to its rights with respect to such payment from such issuer or insurance policy, as applicable, (y) assign to the Fund all of its rights to advancement, indemnification or contribution from or with respect to such issuer or insurance policy and (z) cooperate with the Fund in its efforts to recover such payments through indemnification or otherwise.

(e) In any action, suit or proceeding against the Fund or the Covered Persons relating to or arising out of, or alleged to relate to or arise out of, any Indemnifiable Items, the Covered Persons shall have the right to jointly employ, at the expense of the Fund, counsel of the Covered Persons’ choice, which counsel shall be reasonably satisfactory to the Fund, in such action, suit or proceeding; provided that if retention of joint counsel by the Covered Persons would create a conflict of interest, each group of Covered Persons which would not cause such a conflict shall have the right to employ, at the expense of the Fund, separate counsel of the Covered Persons’ choice, which counsel shall be reasonably satisfactory to the Fund, in such action, suit or proceeding.

(f) Notwithstanding anything in this Section 10 to the contrary, nothing contained herein shall be construed so as to provide for the exculpation of the Adviser or Covered Persons for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 10 to the fullest extent permitted by law. In addition, for so long as the Fund is regulated under the Investment Company Act, nothing contained herein shall protect or be deemed to protect the Covered Persons against or entitle or be deemed to entitle the Covered Persons to indemnification in respect of any liability to the Fund or its security holders to which the Covered Persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder to the extent the Fund elects to be regulated as a BDC under the Investment Company Act). The provisions set forth in this Section 10 shall not be construed to limit or exclude any other right to which a Covered Person may be lawfully entitled and shall survive the termination of this Agreement.

11.	Use of Name.

The Fund acknowledges that it has adopted its name through the permission of the Adviser. The Adviser hereby consents to the non-exclusive use by the Fund of the name “Silver Point Specialty Lending Fund” only so long as the Adviser serves as the investment adviser of the Fund. The Fund agrees that it will indemnify and hold harmless the Adviser and its Affiliates from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorneys’ fees and disbursements, which may arise out of the Fund’s use or misuse of the name “Silver Point Specialty Lending Fund” (other than any losses from the Fund’s use or misuse of the name resulting from the Disabling Conduct of the Adviser or any other Covered Person) or out of any breach of, or failure to comply with, this Section 11. The provisions set forth in this Section 11 shall survive the termination of this Agreement.

12.	Effectiveness, Duration and Termination of Agreement.

(a)	This Agreement shall become effective as of the first date above written.

(b)

(i)

For so long as the Fund is regulated under the Investment Company Act, this Agreement shall continue in effect for two years from the date of this Agreement, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by (A) the vote of the Fund’s Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act) and (B) the vote of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act; and

(ii)

For so long as the Fund is regulated under the Investment Company Act, this Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund. This Agreement also may be terminated at any time, without a penalty, upon sixty (60) days’ written notice by the vote of the Fund’s Board of Trustees or by the Adviser.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

(d) The provisions of Sections 3, 10, and 15 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 3 and 4 through the date of termination or expiration and Section 10 shall continue in force and effect and apply to the Adviser and each Covered Person as and to the extent applicable.

13.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

14.	Amendments.

This Agreement may be amended by the mutual consent of the parties hereto; provided that the approval of the Fund’s independent trustees and the majority of the outstanding voting securities of the Fund must be obtained in conformity with the requirements of the Investment Company Act.

15.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is regulated under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefor) of the United States for the District of Delaware.

16.	Severability.

If it is determined by a tribunal of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

17.	Counterparts.

This Agreement may be executed, through the use of separate signature pages or supplemental agreements in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart.

18.	No Third-Party Rights.

This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including the Section 10 indemnification provisions), is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

SILVER POINT SPECIALTY LENDING FUND

By:	/s/ Steven Weiser
Name: Steven Weiser
Title: Vice President

SILVER POINT SPECIALTY CREDIT FUND MANAGEMENT, LLC

By:	/s/ Steven Weiser
Name: Steven Weiser
Title: General Counsel

ANNEX A

“Affiliate” means, when used with reference to a specified Person, (i) any other Person, directly or indirectly, controlling, controlled by or under common control with such specified Person and (ii) any officer, director or partner of such specified Person. The term “control,” with respect to any Person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or to influence the decision-making of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Declaration of Trust” means the Declaration of Trust of the Fund, dated November 15, 2021.

“General Partner” means Silver Point Specialty Credit Fund GP, LLC, a Delaware limited liability company, or any other Person who became a successor General Partner pursuant to the terms of the Partnership Agreement.

“Initial Closing” means July 1, 2015.

“Investment” means the investment by the Fund or a Subsidiary in any equity, debt or other financial instruments or assets of any type, whether or not such investments are privately placed, directly purchased, publicly traded, held through participations or otherwise, or issued by any company, entity, organization, government or other Person.

“Limited Partner” means any limited partner admitted to the Fund in accordance with the terms of the Partnership Agreement.

“Liquidity Event” means one or more of the Company, the Adviser, any of their Affiliates or any third parties providing, on or before June 30, 2025, each Unaffiliated Investor the opportunity to sell for cash all of the BDC Shares owned by the Unaffiliated Investor at a price not less than net asset value per BDC Share.

“Partnership Agreement ” means the Amended and Restated Limited Partnership Agreement of the Fund, dated as of July 1, 2015, as amended by Amendment No. 1 to the Amended and Restated Partnership Agreement, dated as of June 20, 2019, as in effect prior to the Conversion.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Portfolio Investment” means any Investment other than a Temporary Investment.

“Realization” means, with respect to an Investment, the repayment, sale, exchange, refinancing, redemption, recapitalization (other than an exchange, refinancing or recapitalization for securities of the Person in which such investment is made or any of such Person’s Affiliates) or other disposition by the Fund of all or any portion of that Investment for cash, securities or other property.

“Shareholder Agreement” means the agreement entered into between each Limited Partner and the Adviser or its Affiliate following Conversion, setting forth such Limited Partner’s continuing rights and obligations relating to its investment in the Fund.

“SP Person” means (x) the partners and the employees of Silver Point Capital, L.P. or any of its Affiliates, and their respective family members and estate planning vehicles, and (y) the General Partner, the Adviser and their respective Affiliates.

“Temporary Investment” means, pending investment in any Portfolio Investment or cash distribution, investments in (i) U.S. government and agency obligations with maturities of not more than one year from the date the investment is made or other high-grade money market instruments, (ii) commercial paper with maturities of not more than six months and having a rating assigned to such commercial paper by Standard & Poor’s Corporation or Moody’s Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at such time, by any nationally recognized rating organization in the U.S.) equal to one of the two highest ratings assigned by such organization, it being understood that as of the date hereof, such ratings by Standard & Poor’s Corporation are “A1” and “A2” and such ratings by Moody’s Investors Service, Inc. are “P1” and “P2,” (iii) bank deposit accounts, (iv) money market funds, and (v) certificates of deposit.

“Unaffiliated Investors” means any Investor that is not an SP Person.